Exhibit 99.1

SeaCube Container Leasing Ltd. Reports Third Quarter 2012 Results

Third Quarter 2012 and Year-to-Date Highlights

  For the third quarter, adjusted net income increased 15% year-over-year to $12.8 million, or $0.63 per diluted common share. Third quarter net income increased 30% year-over-year to $11.4 million.
  Declared a dividend of $0.30 per share, an increase of 3.4% from the prior quarter.
  Total revenue increased 9% year-over-year to $49.5 million for the third quarter.
  Average utilization was 97.9% for the third quarter.
  Committed to purchase approximately $318.8 million in equipment for delivery through January 2013; 85% has been committed to long-term leases.

PARK RIDGE, N.J.--(BUSINESS WIRE)--November 5, 2012--SeaCube Container Leasing Ltd (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the third quarter ended September 30, 2012.

Adjusted net income(1) was $12.8 million for the third quarter of 2012 compared to $11.1 million in the third quarter of 2011, an increase of 15%. For the third quarter of 2012, adjusted net income per diluted common share was $0.63. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $49.5 million for the third quarter of 2012 compared to $45.2 million for the third quarter of 2011, an increase of 9%. Utilization continued to be strong with average third quarter utilization of 97.9%. Adjusted EBITDA(1) was $74.2 million for the third quarter of 2012 compared to $61.6 million in the third quarter of 2011.

The Company reported net income of $11.4 million for the third quarter of 2012 compared to $8.8 million for the third quarter of 2011. Net income per diluted common share was $0.56 for the third quarter of 2012 compared to $0.44 for the third quarter of 2011.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, “During the third quarter, SeaCube once again generated strong revenue, earnings, and cash flow. We also continued to grow our container fleet in manner that meets our investment criteria. Year to date, we have committed to purchase approximately $318.8 million in containers, of which 85% are already committed to long-term lease. We expect our investments in 2012 to continue to positively impact results.”

Mr. Kwok concluded, “The Board’s decision to increase the dividend for the seventh time since going public highlights SeaCube’s strong and stable cash flows. SeaCube has now increased its dividend 50% since the IPO in October 2010 for a cumulative payout of $2.25 per share. With significant capital available to invest, we will continue to pursue attractive opportunities to further grow revenues, earnings and cash flow in an effort to provide good returns for SeaCube shareholders.”

Adjusted net income(1) was $38.6 million for the nine months ended September 30, 2012 compared to $30.8 million for the nine months ended September 30, 2011, an increase of 26%. For the nine months ended September 30, 2012, adjusted net income per diluted common share was $1.91.

Total revenue was $148.0 million for the nine months ended September 30, 2012 compared to $122.8 million for the nine months ended September 30, 2011, an increase of 20%. Adjusted EBITDA(1) was $215.7 million for the nine months ended September 30, 2012 compared to $175.2 million for the nine months ended September 30, 2011.

The Company reported net income of $34.6 million for the nine months ended September 30, 2012 compared to $27.2 million for the nine months ended September 30, 2011. Net income per diluted common share was $1.71 for the nine months ended September 30, 2012 compared to $1.35 for the nine months ended September 30, 2011.

Dividend

On November 5, 2012, the Company’s Board of Directors approved and declared a $0.30 per share cash dividend on its issued and outstanding common shares, payable on December 14, 2012 to shareholders of record at the close of business on December 7, 2012.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Tuesday, November 6, 2012 at 10:00 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube Third Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will also be available until 11:59 p.m. on Friday, November 16, 2012 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code "43448253."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. For more information regarding SeaCube Container Leasing Ltd. please visit www.seacubecontainers.com.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

(1) Adjusted net income, adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets
(Amounts in thousands, except share data)
(unaudited)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$18,085	$15,006
Restricted cash	34,614	29,649
Accounts receivable, net of allowance of $1,506 and $3,290, respectively	40,832	41,570
Net investment in direct finance leases	652,606	639,248
Leasing equipment, net of accumulated depreciation of $166,319 and $171,993, respectively	847,783	748,945
Goodwill	22,483	22,483
Shareholder note	8,691	8,498
Other assets	23,652	19,903
Total assets	$1,648,746	$1,525,302
Liabilities and shareholders’ equity

Liabilities:
Equipment purchases payable	$54,871	$26,305
Accrued expenses and other liabilities	31,576	37,097
Fair value of derivative instruments	31,156	38,750
Deferred income	1,984	2,044
Deferred income taxes	913	1,532
Debt:
Due within one year	181,411	161,171
Due after one year	1,100,555	1,039,274
Total debt	1,281,966	1,200,445
Total liabilities	1,402,466	1,306,173
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value, 400,000,000 shares authorized; 20,288,359 shares issued and outstanding at September 30, 2012; 20,163,359 shares issued and outstanding at December 31, 2011	202	201
Additional paid in capital	220,199	218,879
Retained earnings	50,650	32,916
Accumulated other comprehensive income (loss)	(24,771)	(32,867)
Total shareholders’ equity	246,280	219,129
Total liabilities and shareholders’ equity	$1,648,746	$1,525,302

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Equipment leasing revenue	$30,754	$28,726	$90,707	$75,444
Finance revenue	16,213	13,945	49,102	40,281
Other revenue	2,531	2,558	8,147	7,089
Total revenues	49,498	45,229	147,956	122,814
Expenses:
Direct operating expenses	1,306	2,092	4,134	4,341
Selling, general and administrative expenses	5,949	5,996	18,158	17,641
Depreciation expenses	13,328	12,242	39,485	33,159
Provision for doubtful accounts	224	180	894	220
Impairment of leasing equipment held for sale	536	539	1,946	904
Interest expense, including non-cash interest of $1,420, $2,320, $4,031 and $3,559, respectively	17,763	15,424	51,370	39,283
Interest income	(71)	(68)	(209)	(211)
Other expenses (income), net	(949)	6	(2,268)	438
Total expenses	38,086	36,411	113,510	95,775

Income before provision for income taxes	11,412	8,818	34,446	27,039
Provision (benefit) for income taxes	—	35	(127)	(142)
Net income	$11,412	$8,783	$34,573	$27,181
Net income per common share
Basic	$0.56	$0.44	$1.71	$1.35
Diluted	$0.56	$0.44	$1.71	$1.35
Dividend per common share	$0.29	$0.24	$0.83	$0.68

Non-GAAP Financial Measure

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) is a measure of financial and operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP.

We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. We use adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful to management, the board of directors and investors in identifying trends in our performance. We use adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. In addition, adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization. Lastly, adjusted EBITDA is the basis for calculating selected financial ratios as required in the debt covenants of one of our credit facilities and one of our management agreements.

The following table shows the reconciliation of net income, the most directly comparable U.S. GAAP measure to adjusted EBITDA:

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted EBITDA (Amounts in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income	$11,412	$8,783	$34,573	$27,181
Provision (benefit) for income taxes	—	35	(127)	(142)
Depreciation expenses	13,328	12,242	39,485	33,159
Interest expense, net of interest income	17,692	15,356	51,161	39,072
Collections on net investment in direct financing
leases, net of interest earned	31,740	25,173	90,601	75,936
Adjusted EBITDA	$74,172	$61,589	$215,693	$175,206

In addition, the Company has presented adjusted net income and adjusted net income per diluted common share as a measure of financial and operating performance. Adjusted net income is a measure that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP. Adjusted net income is a measure of our operating and financial performance used by management to focus on consolidated financial and operating performance exclusive of income and expenses that relate to non-routine or significant non-cash items of the business.

We define adjusted net income (loss) as net income before non-cash interest expense related to amortization of deferred financing fees, terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, and write-offs of goodwill. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure helps management make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted net income provides us with a measure of financial performance of the business based on operational factors including the profitability of assets on an economic basis net of operating expenses and the capital costs of the business on a consistent basis as it removes the impact of certain non-routine and non-cash items from our operating results. Adjusted net income is a key metric used by senior management and our board of directors to review the consolidated financial performance of the business. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd. Non-GAAP Reconciliation of Adjusted Net Income (Amounts in thousands, except share and per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$11,412	$8,783	$34,573	$27,181
Non-cash interest expense, net of tax	1,420	2,328	4,046	3,579
Adjusted net income	$12,832	$11,111	$38,619	$30,760

Adjusted net income per diluted common share	$0.63	$0.55	$1.91	$1.53

Common shares used in computing adjusted net income per diluted common share	20,288,359	20,163,359	20,263,724	20,135,811

CONTACT:
SeaCube Container Leasing Ltd
Investor:
David Doorley, 201-391-0800